Exhibit 10.12

This Exhibit contains Confidential Information that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 as amended. The Confidential Information on pages 2, 5, and 11, has been replaced with a *.

                            ASSET PURCHASE AGREEMENT


                                 by and between


                            WM. WRIGLEY JR. COMPANY


                                       and


                          GUM TECH INTERNATIONAL, INC.



                           Dated as of March 14, 2001

                                TABLE OF CONTENTS

ARTICLE I
   PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES...................   1
   1.1   Certain Definitions ...............................................   1
   1.2   Purchase and Sale of Assets .......................................   6
   1.3   Allocation of Purchase Price ......................................   7
   1.4   Assumed Liabilities ...............................................   7

ARTICLE II
   CLOSING .................................................................   8
   2.1   Closing ...........................................................   8
   2.2   BUYER's Conditions to Closing .....................................   9
   2.3   SELLER's Conditions to Closing ....................................  11
   2.4   Payment of Remaining Purchase Price Amount ........................  12

ARTICLE III
   REPRESENTATIONS AND WARRANTIES OF SELLER ................................  13
   3.1   SELLER's Authority; No Conflicts ..................................  13
   3.2   Title to Tangible Assets ..........................................  14
   3.3   Financial Statements ..............................................  14
   3.4   No Undisclosed Liabilities ........................................  15
   3.5   Inventory .........................................................  15
   3.6   Real Property .....................................................  15
   3.7   Leases ............................................................  16
   3.8   Plant and Equipment ...............................................  16
   3.9   Employee Benefit Plans; ERISA .....................................  17
   3.10  Environmental Matters .............................................  18
   3.11  Customers and Suppliers ...........................................  20
   3.12  Insurance .........................................................  20
   3.13  Casualties ........................................................  20
   3.14  Intellectual Property .............................................  20
   3.15  Litigation; Proceedings ...........................................  21
   3.16  Contracts .........................................................  22
   3.17  Taxes .............................................................  22
   3.18  Compliance with Applicable Laws ...................................  23
   3.19  Brokers ...........................................................  24
   3.20  Books and Records .................................................  24
   3.21  Absence of Certain Changes ........................................  24
   3.22  Full Disclosure ...................................................  25

ARTICLE IV
   REPRESENTATIONS AND WARRANTIES OF BUYER .................................  25
   4.1   Authority; No Conflicts; Governmental Consents ....................  25
   4.2   Actions and Proceedings ...........................................  26
   4.3   Availability of Funds .............................................  27
   4.4   Brokers ...........................................................  27

ARTICLE V
   COVENANTS OF SELLER .....................................................  27
   5.1   Access ............................................................  27
   5.2   Ordinary Conduct of the Business ..................................  27
   5.3   Confidential Information ..........................................  28
   5.4   Notification of Certain Matters ...................................  29
   5.5   Shareholders' Meeting..............................................  29
   5.6   No Solicitation of Competing Transaction ..........................  30
   5.7   Subsequent Actions ................................................  32
   5.8   Taxes .............................................................  32
   5.9   Procter & Gamble Equipment ........................................  32

ARTICLE VI
   COVENANTS OF BUYER ......................................................  33
   6.1   Accounts Receivable ...............................................  33
   6.2   Hiring by BUYER ...................................................  33
   6.3   Tax Treatment of Listed Employees .................................  34
   6.4   Warehouse Support .................................................  34

ARTICLE VII
   MUTUAL COVENANTS OF THE PARTIES .........................................  35
   7.1   Cooperation .......................................................  35
   7.2   Publicity .........................................................  35
   7.3   Taxes .............................................................  36
   7.4   Access to Information .............................................  36
   7.5   Tax Cooperation ...................................................  36
   7.6   Bulk Sales Waiver .................................................  36
   7.7   Expenses ..........................................................  37
   7.8   Rent ..............................................................  37

ARTICLE VIII
   INDEMNIFICATION .........................................................  37
   8.1   Survival ..........................................................  37
   8.2   Indemnification by SELLER .........................................  37
   8.3   Indemnification by BUYER ..........................................  38
   8.4   Environmental Matters .............................................  38
   8.5   Procedures Relating to Indemnification ............................  39

ARTICLE IX
   TERMINATION .............................................................  41
   9.1   Bases for Termination .............................................  41
   9.2   Notice of Termination .............................................  41
   9.3   Effect of Termination .............................................  41

ARTICLE X
   GENERAL PROVISIONS ......................................................  43
   10.1  Assignment ........................................................  43
   10.2  No Third-Party Beneficiaries ......................................  43
   10.3  Amendments; Waiver ................................................  43
   10.4  Waiver of Compliance ..............................................  43
   10.5  Notices ...........................................................  43
   10.6  Interpretation ....................................................  44
   10.7  Counterparts ......................................................  44
   10.8  Severability ......................................................  45
   10.9  Governing Law .....................................................  45
   10.10 Entire Agreement ..................................................  45

     ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated as of March 14, 2001, by and between WM. WRIGLEY JR. COMPANY, a Delaware corporation ("BUYER") and GUM TECH INTERNATIONAL, INC., a Utah corporation ("SELLER").


                                   WITNESSETH:

     WHEREAS, SELLER wishes to sell, and BUYER wishes to buy, all of the assets of SELLER relating to chewing gum or other confectionery related products, excluding the Excluded Assets (as defined in Section 1.1 of this Agreement), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

     1.1 Certain Definitions. For all purposes of this Agreement except as expressly provided herein, capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1:

     "ACQUISITION PROPOSAL" shall mean any proposal or offer made by any Person other than BUYER to acquire all or a substantial part of the Business or Assets, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving SELLER, but shall not include a proposal or offer to acquire (i) all or substantially all of the stock of SELLER on terms which do not interfere with the consummation of the transactions contemplated by this Agreement or (ii) any of the Excluded Assets.

     "AFFILIATE" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     "ASSETS" shall mean all of the property, assets, goodwill and business as a going concern of every kind, nature and description, real, personal or mixed, tangible or intangible, that is owned or leased by SELLER for the purpose of conducting the Business including, without limitation, the Intellectual Property and specific assets set forth on Exhibit 1.1(a) hereto, but not including the Excluded Assets.

     "ASSUMED  LIABILITIES"  shall have the meaning  assigned thereto in Section
1.4.

     "BALANCE SHEET" shall mean the audited balance sheet of SELLER dated as of December 31, 2000, which balance sheet shall be included in the Financial Statements at Closing.

     "BALANCE SHEET DATE" shall mean December 31, 2000.

     "BASKET" shall have the meaning assigned thereto in Section 8.2.

     "BUSINESS" shall mean all of the business of SELLER conducted heretofore related to chewing gum or other confectionery related functional products, except any of the rights and obligations related to SELLER's joint ventures with Swedish Match AB and Iensano, Inc. (formerly BioDelivery Technologies, Inc.) or any other operations related to [*].

     "BUYER BASKET" shall have the meaning assigned thereto in Section 8.3.

     "CLEANUP" shall mean all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care required by Environmental Laws or any Governmental Entity; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment to the extent required by Environmental Laws or any Governmental Entity.

     "CLOSING" shall have the meaning assigned thereto in Section 2.1.

     "CLOSING DATE" shall have the meaning assigned thereto in Section 2.1.

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[*] Confidential  Information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL  INFORMATION"  shall  have the  meaning  assigned  thereto in
Section 5.3.

     "CONTRACTS" shall mean all of the material contracts and agreements related to the Business or the Assets, which contracts and agreements are set forth on
Schedule 3.16 hereto (each a "CONTRACT").

     "DEFECT" shall mean a material defect or impurity of any kind, whether in design, manufacture, processing, or otherwise.

     "DISCLOSURE SCHEDULE" shall mean the disclosure schedule of even date herewith prepared and signed by the SELLER and delivered to BUYER simultaneously with the execution hereof.

     "ENCUMBRANCES" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

     "ENVIRONMENTAL CLAIM" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not operated by the Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "ENVIRONMENTAL LAWS" shall mean all federal, state and local laws and regulations applicable during SELLER's operation of the Business and for one year thereafter relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials,

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "EXCLUDED ASSETS" shall mean the assets identified on Exhibit 1.1(b) hereto.

     "EXPIRATION DATE" shall have the meaning assigned thereto in Section 8.1.

     "FINANCIAL STATEMENTS" shall mean the consolidated balance sheet of the SELLER as at December 31 in each of the years 1998 through 2000 together with consolidated statements of income, shareholders' equity and cash flows for each of the years then ended, all certified prior to Closing by Angell & Deering, independent public accountants, whose reports thereon are included therein.

     "GAAP" shall mean generally accepted accounting principles in the United States.

     "GOVERNMENTAL ENTITY" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

     "HAZARDOUS MATERIALS" shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

     "INTELLECTUAL PROPERTY" means any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuous-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto relating primarily to the Business; (b) the registered trademarks and trademark applications relating primarily to the Business; (c) service marks, trade names, trade dress, logos, business and product names, slogans, Internet domain names and registrations and applications for registration thereof relating primarily to the Business; (d) trade secrets, know-how, confidential and technical information, manufacturing, engineering and technical drawings and confidential business information relating primarily to the Business; (e) copyrights and copyrightable works relating primarily to the Business and (f) copies and tangible embodiments thereof (in whatever form or medium, including electronic media) and any registrations or applications for any of the foregoing. Notwithstanding the foregoing, "Intellectual Property" will not include any of the items listed on Exhibit 1.1(c).

     "LEASE" shall mean each lease pursuant to which SELLER (for the use or benefit of the Business) leases any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $10,000 per annum).

     "LETTER OF INTENT" shall mean that certain Letter of Intent between SELLER and BUYER dated as of January 17, 2001.

     "LOSS" shall have the meaning assigned thereto in Section 8.2.

     "PERMITTED LIENS" shall have the meaning assigned thereto in Section 3.2.

     "PERSON" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

     "PROCTER & GAMBLE PRODUCTS" shall mean [*] product or products that have been developed by SELLER pursuant to that certain Joint Development Agreement between SELLER and Procter & Gamble, dated as of November 22, 1999, as amended, which is more fully described on Exhibit 1.1(d) attached hereto.

     "PURCHASE PRICE" shall have the meaning assigned thereto in Section 1.2.

     "REAL PROPERTY" shall mean all real property that is owned, leased or used by SELLER primarily for the Business.

     "RELEASE" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

- ----------
[*] Confidential Information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SELLER'S KNOWLEDGE" or "KNOWLEDGE OF SELLER" shall mean to the knowledge of SELLER's Board of Directors and executive officers engaged primarily in the management of the Business, after due inquiry.

     "TAX" or "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local foreign and other income, environmental, add-on, minimum, franchise, profits, capital gains, capital stock, capital structure, transfer, sales, gross receipt, use, ad valorem, service, service use, lease, recording, customs, occupation, property, excise, gift, severance, windfall profits, premium, stamp, license, payroll, social security, employment, unemployment, disability, value-added, withholding, and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return) and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by an governmental authority (domestic or foreign), penalties, fines and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person, regardless of whether disputed.

     "TAX RETURN" shall mean any return, report, declaration, information return, filing or other document (including, without limitation, any amendments thereto or related or supporting information) filed or required to be filed with respect to Taxes.

     "THIRD-PARTY CLAIM" shall have the meaning assigned thereto in Section 8.5(a).

     "URBCA" shall mean the Utah Revised Business Corporation Act.


     "WAREHOUSE SUPPORT" shall mean the support items set forth on Exhibit 1.1(e) hereto.

     1.2 Purchase and Sale of Assets. Upon the terms, and subject to the conditions of this Agreement, on the Closing Date, SELLER will sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to BUYER, and BUYER will purchase, the Assets, free and clear of all Encumbrances, for an aggregate cash purchase price of Twenty Five Million United States

Dollars  ($25,000,000) (the "PURCHASE  PRICE"),  payable as set forth in Article
II.

     1.3 Allocation of Purchase Price. BUYER and SELLER shall allocate the Purchase Price and the amount of the Assumed Liabilities among the Assets in the manner required by Section 1060 of the Code. In making such allocation, the fair market values will be agreed to in good faith by BUYER and SELLER within 60 days after the Closing Date. If the parties are unable to resolve any material differences with regard to the allocation of the Purchase Price among the Assets, then any disputed matters will be finally and conclusively determined by an independent certified accounting firm or independent certified appraisal firm (the "ALLOCATION ARBITER"), which Allocation Arbiter shall be mutually agreed by BUYER and SELLER, provided, however, that such agreement shall not be unreasonably withheld. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely upon representations of BUYER and SELLER and not by independent review) only those matters in dispute, and will render a written report as to the disputed matters and the resulting allocation of the Purchase Price, which report shall be conclusive and binding upon the parties. Such Allocation Arbiter's fees and expenses shall be born equally by the parties. If the Holdback is paid pursuant to Section 2.4, the allocations described in this Section 1.3 shall be recomputed in accordance with the requirements of Section 1060 of the Code and the provisions of this Section 1.3, except that the 60- and 15-day periods set forth herein shall be determined with reference to the date the Holdback is paid. SELLER will provide to BUYER copies of Form 8594 (including any amended Forms 8594) and any required exhibits thereto, consistent with the allocations of this Section 1.3. The parties agree that, to the extent required, all Tax Returns or other Tax information they may file or cause to be filed with any governmental entity shall be prepared and filed consistently with such allocation.

     1.4 Assumed Liabilities. BUYER agrees to and will at the Closing assume and agree to pay, discharge and perform when required all of the Assumed Liabilities. For purposes of this Agreement, "ASSUMED LIABILITIES" shall mean the liabilities of SELLER listed on Exhibit 1.4.

                                   ARTICLE II

                                     CLOSING

     2.1 Closing. The closing (the "CLOSING") of the purchase and sale of the Assets and of the transactions contemplated by this Agreement shall be held at the offices of Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, at 10:00 a.m. local time on the next business day following the satisfaction and/or waiver of the conditions to Closing set forth in Sections
2.2 and 2.3 (other than conditions which can only be satisfied by the delivery of certificates, opinions or other documents at the Closing), unless another date or place is agreed in writing by each of the parties hereto. The date on which the Closing shall occur is hereinafter referred to as the "CLOSING DATE."

          (a) At the Closing, BUYER shall deliver to SELLER (i) by wire transfer to SELLER's bank account per the wire transfer instructions on Exhibit 2.1(a)(i) hereto immediately available funds in an amount equal to $24,000,000; (ii) an assumption agreement substantially in the form of Exhibit 2.1(a)(ii) hereto (the "ASSUMPTION AGREEMENT"), duly executed by BUYER, (iii) two royalty agreements substantially in the form of Exhibit 2.1(a)(iii) (the "ROYALTY AGREEMENTS"), duly executed by BUYER, (iv) a securities purchase agreement substantially in the form of Exhibit 2.1(a)(iv) (the "SECURITIES PURCHASE AGREEMENT"), duly executed by BUYER; (v) a manufacturing agreement substantially in the form of
Exhibit 2.1(a)(v) (the "MANUFACTURING  AGREEMENT"),  duly executed by BUYER; and
(vi) such other documents as are specifically required by this Agreement.

          (b) At the Closing,  SELLER shall  deliver or cause to be delivered to
BUYER:

               (i) duly executed bills of sale in substantially the form attached hereto as Exhibit 2.1(b)(i), or other documents of conveyance relating to the Assets and the Intellectual Property, as applicable;

               (ii) all documents of title and instruments of conveyance necessary to transfer record and/or beneficial ownership to BUYER of all automobiles, trucks, trailers (and any other property owned by SELLER which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in BUYER) which are included in the Assets;

               (iii) executed copies of consents referred to in Section 2.2(c) hereof;

               (iv) all of the books and records of SELLER relating primarily to the Business;

               (v) the officers' certificate referred to in Section 2.2(a) hereof;

               (vi) all such other endorsements, assignments and other instruments as, in the reasonable opinion of BUYER's counsel, are necessary to vest in BUYER, as the case may be, good and marketable title to the Assets;

               (vii) the Royalty Agreements, duly executed by SELLER;

               (viii) the Securities Purchase Agreement, duly executed by SELLER; and

               (ix) the Manufacturing Agreement, duly executed by SELLER.

          (c) SELLER and BUYER shall cooperate with each other regarding, and shall use their respective commercially reasonable efforts to cause, the sale to BUYER of all the Assets on the Closing Date on the terms and conditions set forth in this Agreement.

     2.2 BUYER's Conditions to Closing. The obligation of BUYER to consummate the Closing shall be subject to the satisfaction (or waiver by BUYER) as of the Closing of the following conditions:

          (a) (i) The representations and warranties of SELLER made in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification), in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (unless and to the extent any such representation or warranty speaks specifically  as of an earlier date,  in which case,  as of such earlier  date);
(ii) SELLER shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by SELLER by the time of the Closing; and (iii) SELLER shall have delivered to BUYER a certificate dated the Closing Date and signed by an authorized officer of SELLER confirming the foregoing.

          (b) No injunction, suit, action, proceeding or order of any court or administrative agency of competent jurisdiction shall be threatened or pending
(i) seeking to prohibit or impose any material limitations on BUYER's ownership or operation of all or a material portion of the Assets; (ii) seeking to restrain or prohibit the consummation of the Closing; or (iii) seeking to impose material limitations on the ability of BUYER effectively to exercise full rights of ownership of the Assets.

          (c) All material consents and approvals of any Person necessary to the consummation of the Closing, including consents and approvals from parties to loans, contracts, Leases or other agreements and consents and approvals from governmental agencies, whether federal, state or local shall have been obtained, and a copy of each such consent or approval shall have been provided to BUYER at or prior to the Closing.

          (d) Since the date hereof, there shall not have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) regarding the Business or the Assets.

          (e) This Agreement and the transactions contemplated hereby shall have been approved and adopted by a majority vote of SELLER's shareholders.

          (f) SELLER shall have delivered to BUYER a duly executed and acknowledged certificate, in form and substance reasonably acceptable to BUYER and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code. Notwithstanding anything expressed or implied to the contrary herein, if SELLER fails to provide BUYER with such a certification, BUYER may, in its sole and absolute discretion, waive the condition set forth in this Section 2.2(f), in which case BUYER shall withhold from the Purchase Price (and pay over to the appropriate taxing authorities) the requisite amounts in accordance with Section 1445 of the Code.

          (g) This Agreement  shall not have been  terminated in accordance with
Article IX hereof.

          (h) Section 12 of that certain Consulting Agreement dated June 2, 2000 by and between Gary Kehoe and SELLER shall be amended to remove any restrictions on Mr. Kehoe with respect to [*].

          (i) Procter & Gamble Company shall consent to BUYER performing the manufacturing services of SELLER as set forth in that certain Joint Development Agreement between SELLER and Procter & Gamble Company dated as of November 22, 1999.

     2.3 SELLER's Conditions to Closing. The obligation of SELLER to consummate the Closing shall be subject to the satisfaction (or waiver by SELLER) as of the Closing of the following conditions:

          (a) (i) The representations and warranties of BUYER made in this Agreement shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification), in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case, as of such earlier date); (ii) BUYER shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by BUYER by the time of the Closing; and (iii) BUYER shall have delivered to SELLER a certificate dated the Closing Date and signed by a duly authorized officer of BUYER confirming the foregoing.

          (b) No injunction , suit, action, proceeding or order of any court or administrative agency of competent jurisdiction shall be threatened or pending as of the Closing that restrains or prohibits the purchase and sale of the Assets.

          (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by a majority vote of the SELLER's shareholders.

- ----------
[*] Confidential Information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

          (d) The landlords under the Leases relating to the Real Property shall have agreed to release SELLER from all liability under such Leases arising after the Closing Date.

          (e) All material consents and approvals of any Person necessary to the consummation of the Closing, including consents and approvals from parties to loans, contracts, Leases or other agreements and consents and approvals from governmental agencies, whether federal, state or local shall have been obtained.

          (f) Procter & Gamble Company shall consent to BUYER performing the manufacturing services of SELLER as set forth in that certain Joint Development Agreement between SELLER and Procter & Gamble Company dated as of November 22, 1999.

     2.4 Payment of Remaining Purchase Price Amount. Within sixty (60) days after the Closing Date, BUYER shall pay SELLER that portion of the Purchase Price not paid pursuant to Section 2.1(a) (the "HOLDBACK") less any amounts (the "FDA EXPENSES") paid by, or estimated to be paid by, BUYER as set forth below. Neither BUYER nor SELLER shall invite an inspector from the Food and Drug Administration (the "FDA") to inspect the Real Property, however, if such an inspection occurs within sixty (60) days of the Closing and BUYER receives a ss.483 letter that identifies deficiencies (based on SELLER's current products and capacity), BUYER and SELLER will work together to determine the manner and extent to which the deficiencies will be rectified and the amount to be expended (i.e., the FDA Expenses). If the parties are unable to resolve any material differences with regard to any FDA Expenses, then any disputed matters will be finally and conclusively determined by an Allocation Arbiter, which Allocation Arbiter shall be mutually agreed by BUYER and SELLER, provided, however, that such agreement shall not be unreasonably withheld. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely upon presentations of BUYER, SELLER and, if practicable, an FDA inspector) only those matters in dispute, and will render a written report as to the disputed matters, which report shall be conclusive and binding upon the parties. Such Allocation Arbiter's fees and expenses shall be born equally by the parties. If no such inspection occurs prior to the date sixty (60) days after the Closing Date, SELLER shall be entitled to the entire Holdback.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as specifically set forth in the Disclosure Schedule, SELLER hereby represents and warrants to BUYER as follows:

     3.1 SELLER's Authority; No Conflicts.

          (a) SELLER (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah; (ii) has full corporate power and authority to carry on the Business as it is now being conducted and to own the Assets; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of the Business requires such qualification, except where failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the Business or the Assets. SELLER has all requisite corporate power and authority to enter into this Agreement, subject to shareholder approval, and to consummate the transactions contemplated hereby. The only corporate act or other proceeding required to be taken by SELLER, which has not been taken as of the date of this Agreement, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby is obtaining the consent of the shareholders of SELLER. The Board of Directors of SELLER has authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and SELLER intends to hold a shareholders' meeting to obtain their consent for this Agreement. This Agreement has been duly executed and delivered by SELLER and, assuming the due execution hereof by BUYER, this Agreement constitutes the valid and binding obligation of SELLER, enforceable against SELLER in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equitable principles.

          (b) The execution, delivery and performance by SELLER of this Agreement will not (i) violate any provision of SELLER's Amended and Restated Articles of Incorporation or Bylaws; (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (iii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of the Assets pursuant to, any mortgage, lien, Lease, agreement, instrument, order, arbitration award, judgment, injunction or decree to which SELLER is a party or by which SELLER is bound; or (iv) violate or conflict with any statute, rule or regulation applicable to SELLER or any of its properties or assets or any other material restriction of any kind or character to which SELLER is subject (other than in the case of clauses (ii), (iii) and (iv), such filings, permits, authorizations, consents, approvals, conflicts, violations or breaches which could not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of SELLER to consummate the transactions hereunder or have a material adverse effect on the Assets or the Business).

     3.2 Title to Tangible Assets. The bills of sale, endorsements, assignments and other instruments to be executed and delivered by SELLER at the Closing will be valid and binding obligations of SELLER, enforceable in accordance with their respective terms, and will effectively vest in BUYER good, valid and marketable title to all Assets, free and clear of all Encumbrances, except mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business or liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty (collectively the "PERMITTED LIENS"), which Permitted Liens are set forth on
Schedule 3.2.

     3.3 Financial Statements. As of the date of this Agreement, true and complete copies of the Financial Statements, together with the related auditors reports (except for the auditors report as of December 31, 2000 and for the year then ended (the "2000 AUDIT REPORT")), are included in the Disclosure Schedule. As of Closing, the Disclosure Schedule shall contain the 2000 Audit Report together with consolidated statements of income, shareholders' equity and cash flows for the year then ended, which balance sheet and statements were included in the Financial Statements as of the date of this Agreement. As of Closing, the Financial Statements have been prepared from, are in accordance with and accurately reflect in all material respects, the books and records of SELLER, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the financial position and the results of operations and cash flows (and changes in financial position, if any) of SELLER as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate and to the fact that such unaudited statements do not contain all the footnotes required by GAAP).

     3.4 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, SELLER has not incurred any liability or obligation of any nature, whether or not accrued, contingent or otherwise, that has, or would be reasonably likely to have, a material adverse effect on the Business.

     3.5 Inventory. All of the raw materials and work in process inventories of the SELLER relating primarily to the Business, whether reflected in the Balance Sheet or otherwise, consist of a quality and quantity usable in the ordinary and usual course of business as conducted by SELLER, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the Balance Sheet to fair market value or for which adequate reserves have been provided therein. As of the Closing, Section
3.5 of the Disclosure Schedule shall contain true and complete Certificates of Analysis for each item of raw materials included in the inventories. All work in process included in the Assets is free of any Defect.

     3.6 Real Property.

          (a) The Disclosure Schedule sets forth a complete list and the location of all Real Property leased by the SELLER. To the Knowledge of SELLER, there are no proceedings, claims, disputes or conditions affecting any Real Property leased by the SELLER that might curtail or interfere with the use of such property. To the Knowledge of SELLER, neither the whole nor any portion of the Real Property leased by the SELLER nor any other Asset is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without compensation therefor, nor, to the Knowledge of SELLER, has any such condemnation, expropriation or taking been proposed. SELLER is not a party to any lease, assignment or similar arrangement under which SELLER is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

          (b) SELLER has not received any notice of, or other writing referring to, any requirements or recommendation by any insurance company that has issued a policy covering any part of the Real Property leased by the SELLER or by any board or fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property leased by the SELLER, which repair or work has not been completed.

          (c) SELLER (with respect to the Business) has all approvals, permits and licenses (including any and all environmental permits and pharmacy licenses) necessary to operate the Real Property leased by the SELLER as currently operated, and no such approvals, permits or licenses will be required, as a result of the transactions contemplated by this Agreement, to be issued after the date hereof in order to permit BUYER, following the Closing, to continue to operate the Real Property leased by the SELLER in the same manner as heretofore, other than any such approvals, permits and licenses that are ministerial in nature and are normally issued in due course upon application therefore without further action by the applicant. True and complete copies of all such certificates, permits and licenses have heretofore been furnished to BUYER.

          (d) SELLER does not own and has never owned any Real Property. All Real Property used by SELLER is leased by SELLER.

     3.7 Leases. The Disclosure Schedule identifies the Leases. A true and complete copy of each Lease has heretofore been delivered to BUYER. Each Lease is valid, and as to SELLER is binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Lease is free and clear of all Encumbrances except for Permitted Liens, which Permitted Liens are set forth on Schedule 3.7. There are no existing material defaults by SELLER under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by SELLER under any Lease. SELLER has no reason to believe that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring any modification of the rights or obligations of the lessee thereunder.

     3.8 Plant and Equipment. The plants and structures owned or used by the SELLER with respect to the Business are structurally sound with no known defects, are adequate for the uses to which they are being put, and are in material compliance with all applicable FDA requirements. To SELLER's Knowledge, the equipment owned or used by the SELLER with respect to the Business is structurally sound with no defects, is adequate for the uses to which it is being put and is in material compliance with all applicable FDA requirements. To SELLER's Knowledge, the plants, structures and equipment are in good operating condition and none of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. The SELLER (with respect to the Business) has not received notification that it is in violation of any applicable building, zoning, health or other law, ordinance or regulation in respect of its stores, plants or structures or their operations or the Real Property.

     3.9 Employee Benefit Plans; ERISA.

          (a) Schedule 3.9(a) contains a true and complete list of each material pension, profit sharing, retirement, savings, employee stock ownership, stock option, restricted stock, incentive, severance, termination, employment, consulting, change in control, fringe benefit, welfare, collective bargaining, bonus, insurance, medical or other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as defined in section 3(3) of ERISA and including any multiemployer plan (as defined in section 4001(a)(3) of ERISA) (each a "PLAN"), sponsored, maintained or contributed to or required to be contributed to by the SELLER for the benefit of current or former employees (the "BUSINESS EMPLOYEES") of the Business (each a "BUSINESS BENEFIT PLAN").

          (b) True and complete copies of the following documents relating to each Business Benefit Plan, where applicable, have been made available to the
BUYER: (i) the Plan, including all amendments thereto; (ii) the most recent summary plan description, summary of material modifications and all material general employee communications relating to such Plan; (iii) a copy of the most recent annual report, if required under ERISA, with respect to each such Plan;
(iv) a copy of the most recent actuarial report, if required under ERISA, with respect to each such Plan; (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under section 401 of the Code.

          (c) Except to the extent any of the following either individually or in the aggregate would not result in any liability to BUYER following the Closing, (i) neither SELLER nor any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), which together with SELLER would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, has incurred any unsatisfied liability under title IV of ERISA and no condition exists that could reasonably be expected to present a risk to SELLER or any ERISA Affiliate of incurring any such liability (other than liability for premiums to the

Pension Benefit Guaranty Corporation arising in the ordinary course), and (ii) no "employee benefit plan," maintained or contributed to by SELLER or any ERISA Affiliate, has incurred an "accumulated funding deficiency" (within the meaning of section 302 of ERISA or section 412 of the Code), whether or not waived.

          (d) Except as expressly provided in this Agreement, or as set forth in
Schedule 3.9(d), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of SELLER to severance pay or any other payment, or (ii) accelerate the time of payment or vesting, or increase the compensation or benefits provided to such employee, in either case for which BUYER would have any liability.

          (e) From and after the Closing, SELLER shall remain solely responsible for any and all liabilities, claims, and obligations relating to or arising in connection with the requirements of Section 4980B of the Code to provide continuation of health care coverage under any Business Benefit Plan, in respect of (A) employees of SELLER, other than the Transferred Employees (as defined in Section 6.2(a)) and their covered dependents, and (B) to the extent related to a qualifying event occurring on or before the Closing, Transferred Employees and their covered dependents.

     3.10 Environmental Matters.

          (a) Except as set forth in the Disclosure Schedule, SELLER is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by SELLER of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not have a material adverse effect on the Business. SELLER has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, alleging that SELLER is not in such compliance, and there are no past or present (or to the best knowledge of SELLER, future) actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future. All permits and other governmental authorizations currently held by SELLER pursuant to applicable Environmental Laws are identified in the Disclosure Schedule.

          (b) Except as set forth in the Disclosure Schedule, no transfers of permits or other governmental authorizations under Environmental Laws, and no additional permits or other governmental authorizations under Environmental

Laws, will be required to permit BUYER to conduct the business of SELLER in full compliance with all applicable Environmental Laws immediately following the Closing Date, as conducted by SELLER immediately prior to the Closing Date. To the extent that such transfers or additional permits and other governmental authorizations are required, SELLER agrees to cooperate with BUYER to effect such transfers and obtain such permits and other governmental authorizations prior to the Closing Date.

          (c) Except as set forth in the Disclosure Schedule, there is no Environmental Claim pending or threatened against SELLER or, to the Knowledge of SELLER, against any person or entity whose liability for any Environmental Claim SELLER has or may have retained or assumed either contractually or by operation of law which would have a material adverse effect on the Business.

          (d) Except as set forth in the Disclosure Schedule, there are no past or present (or to the Knowledge of SELLER, future) actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against SELLER, or to the Knowledge of SELLER, against any person or entity whose liability for any Environmental Claim SELLER has or may have retained or assumed either contractually or by operation of law which would have a material adverse effect on the Business.

          (e) Except as set forth in the Disclosure Schedule, SELLER has not, and to the Knowledge of SELLER, no other person has placed stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly operated or leased by SELLER, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of SELLER (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner such that there has been no Release or threatened Release of any such substances).

          (f) SELLER has delivered or otherwise made available for inspection to BUYER true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by SELLER pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly operated or leased by SELLER, or regarding the SELLER's compliance with applicable Environmental Laws.

          (g) Without in any way limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, any properties owned, operated or leased by SELLER do not contain any: underground storage tanks; asbestos; polychlorinated biphenyls ("PCBs"); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed.

     3.11 Customers and Suppliers. Schedule 3.11 sets forth a list of all customers who have purchased product related to the Business from SELLER in an amount greater than $ 50,000 in the calendar year 2000. To SELLER's Knowledge, there has not been any material adverse change in the business relationship with any such customer during the prior year, or with any supplier from whom SELLER purchased more than 5% of the goods and services which it purchased during the same period.

     3.12 Insurance. The Disclosure Schedule sets forth (a) a true and complete list and description of all material insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by SELLER in force on the date hereof with respect to the Business, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement through the date hereof and (b) a description of such risks which SELLER (with respect to the Business), or the Board of Directors or officers thereof, have designated as being self-insured. SELLER (with respect to the Business) has policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those conducted and owned by SELLER with respect to the Business. All such policies are in full force and effect, all premiums due thereon have been paid and the SELLER is otherwise in compliance in all material respects with the terms and provisions of such policies.

     3.13 Casualties. Since the Balance Sheet Date and through the Closing Date, the Business has not been affected in any way as a result of flood, fire, explosion or other casualty (whether or not material and whether or not covered by insurance). SELLER is not aware of any circumstance, other than general economic conditions, which is likely to cause the Business to suffer any material adverse change in its business, operations or prospects.

     3.14 Intellectual Property.

          (a) Schedule 3.14 of the Disclosure Schedule sets forth a true and complete list of all patent, trademark registrations, copyright registrations, and applications thereto used or held for use in connection with the Business, together with all licenses relating to the foregoing, other than computer software shrinkwrap licenses, whether SELLER is the licensee or licensor thereunder. SELLER is the sole and exclusive owner of the Intellectual Property and has good and marketable title to the Intellectual Property. The Intellectual Property is free and clear of all Encumbrances, whether by written agreement or otherwise. No person other than SELLER owns any right in the Intellectual Property. All patents, registrations and applications for Intellectual Property are (i) to the Knowledge of Seller, valid and subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no patent, registration or application therefor is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction. All trade secrets relating to the Products are protected against the use of such trade secrets by other persons to an extent and in a manner customary in the industry in which SELLER operates. To SELLER's Knowledge the use of the Intellectual Property in the Business and the conduct of the Business as presently conducted do not and have not infringed or violated the rights of any other party. SELLER has not received any written claim or notice alleging any such infringement (including any written claim that SELLER must license or refrain from using the Intellectual Property rights of any third party).

          (b) There is no claim, suit, action, litigation or proceeding (judicial or administrative) pending, or to the Knowledge of SELLER, threatened by or against SELLER challenging the registration, grant, validity or enforceability of the Intellectual Property or the use of the Intellectual Property; and no claim, suit, action, litigation or proceeding is otherwise pending, or to the Knowledge of SELLER, threatened by or against SELLER alleging infringement with respect to the use, or challenging the validity or enforceability of any of the Intellectual Property or with regard to the infringement of any rights of third parties. No person is infringing the Intellectual Property. No person has been granted any license or other right or interest by SELLER to any of the Intellectual Property.

     3.15 Litigation; Proceedings. Except as set forth in Schedule 3.15, there are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal relating to the Business or
(b) actions, suits, claims or legal, administrative or arbitration proceedings pending or, to SELLER's Knowledge, threatened, which relate to the Business or which seek any injunctive relief that could reasonably be expected to have a material adverse effect on the ability of SELLER to consummate the transactions contemplated hereby; and to SELLER's Knowledge there is no valid basis for any such action, suit, claim or proceeding. To SELLER's Knowledge, there are no investigations pending which relate to the Business.

     3.16 Contracts. SELLER has delivered current and complete copies of each Contract listed on Schedule 3.16 of the Disclosure Schedule. The list of Contracts on Schedule 3.16 of the Disclosure Schedule is a complete and accurate list of all material contracts and agreements of SELLER related to the Business or the Assets, including all (a) contracts, commitments or agreements involving annual payments in excess of $25,000, (b) purchase contracts or commitments with a term in excess of one year or are in excess of the normal, ordinary and usual requirements of business or at an excessive price, (c) outstanding sales contracts, commitments or proposals that continue for a period of more than one year or that will result in any loss to the Business upon completion or performance thereof, (d) outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium, (e) employment agreements, or any other agreement, that contains any severance or termination pay liabilities or obligations and (f) commitments or obligations to continue to utilize the services of, or otherwise to do business with, any licensor, vendor, supplier or licensee of the Business. Each Contract is a valid and binding obligation of SELLER (except as otherwise specified on Schedule
3.16) and, to SELLER's Knowledge, is in full force and effect. SELLER has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

     3.17 Taxes.

          (a) (i) SELLER has duly and timely filed, or will so file when due, with the appropriate governmental authorities (or there have been or will be duly and timely filed on its behalf) all Tax Returns required to be filed by it in connection with the Business, and all such Tax Returns are true, correct and complete, and (ii) except as specified in Schedule 3.17, all Taxes, which have become or are due with respect to the Business and any assessments with respect to the Business received by SELLER regarding any period ended on or prior to the Closing Date, have been or will be timely paid;

          (b) there are no Tax liens (other than liens for Taxes not yet due and payable) on any of the Assets;

          (c) SELLER has duly and timely withheld, collected and paid to the proper governmental authority all Taxes required to be withheld, collected or paid with respect to the Business;

          (d) no claim has ever been made by an authority in a jurisdiction where SELLER has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Business;

          (e) SELLER has not waived any statute of limitations in respect of Taxes relating to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Business;

          (f) there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of SELLER in connection with the Business that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible under Section 280G of Code;

          (g) SELLER has never been a member of an affiliated group as defined under Section 1504 of the Code and has no liability for Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

          (h) no power of attorney that is currently in force has been granted by SELLER with respect to any matters relating to Taxes with respect to the Business;

          (i) there are no Tax sharing agreements or other similar arrangements with respect to or involving SELLER relating to the Business; and

          (j) SELLER is not a "foreign person" within the meaning of Section 1445(b) of the Code.

     3.18 Compliance with Applicable Laws. The Business is being conducted in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity that affects the Business or the Assets and no notice, charge, claim, action or assertion has been received by SELLER or has been filed, commenced or, to the Knowledge of SELLER, threatened against SELLER (with respect to the Business) alleging any violation of any of the foregoing.

     3.19 Brokers. Except as set forth on Schedule 3.19, SELLER has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by SELLER. SELLER shall be solely responsible for all fees and expenses of any broker, finder or other Person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

     3.20 Books and Records. The books of account and other records of SELLER relating to the Business are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

     3.21 Absence of Certain Changes. Since December 31, 2000, the SELLER has conducted the Business only in the ordinary and usual course consistent with past practice, and the SELLER (with respect to the Business) has not:

          (a) permitted or allowed any of its properties or assets (tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, other than as existed on December 31, 2000, and except for Permitted Liens, which Permitted Liens are set forth on Schedule 3.21;

          (b) sold, transferred, or otherwise disposed of any of its properties or assets (tangible or intangible), except in the ordinary course of business and consistent with past practice;

          (c) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any person other than representatives of BUYER any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

          (d) suffered any material adverse change in its financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

          (e) waived any claims or rights of substantial value;

          (f) except for capital expenditures and commitments not to exceed $1,627,438 in the aggregate for equipment to manufacture the Procter & Gamble Products as detailed on Schedule 5.9, made any single capital expenditure or commitment for additions to property, plant, equipment or intangible capital assets;

          (g) made any change in any method of accounting or accounting practice; or

          (h) made any express or deemed election for Tax purposes or any offer to settle or compromise or any settlement or compromise of any liability with respect to Taxes;

          (i) agreed, whether in writing or otherwise, to take any action described in this section.

     3.22 Full Disclosure. No representation or warranty by SELLER contained in this Agreement contains any untrue statement of fact or omits to state any fact necessary to make any of SELLER's representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding SELLER, the Business, and the Assets that has been furnished to BUYER by SELLER is accurate and complete in all material respects.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     BUYER hereby represents and warrants to SELLER as follows:

     4.1 Authority; No Conflicts; Governmental Consents.

          (a) BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BUYER has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by BUYER to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by BUYER and, assuming the due execution hereof by SELLER, this Agreement constitutes the valid and binding obligation of BUYER, enforceable against BUYER in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equitable principles.

          (b) The execution, delivery and performance of this Agreement will not
(i) violate any provision of the charter or bylaws or similar organizational instrument of BUYER; (ii) require any filing with, or permit, authorization consent or approval of, any Governmental Entity; (iii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of BUYER's assets or properties pursuant to, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, injunction or decree to which BUYER is a party or by which BUYER is bound; or (iv) violate or conflict with any statute, rule or regulation applicable to BUYER or any of its properties or assets or any other material restriction of any kind or character to which BUYER is subject (other than, in the case of clauses (ii), (iii) and (iv), such filings, permits, authorizations, consents, approvals, conflicts, violations or breaches which could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of BUYER to consummate the transactions hereunder).

     4.2 Actions and Proceedings. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against BUYER that would or could prevent, or otherwise materially adversely affect the ability of BUYER to consummate, the transactions contemplated hereby; or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of BUYER, threatened against BUYER that would or could prevent, or otherwise materially adversely affect the ability of BUYER to consummate, the transactions contemplated hereby. To the knowledge of BUYER, there is no valid basis for any such action, suit, claim or proceeding.

     4.3 Availability of Funds. BUYER has cash available or existing borrowing facilities or commitments which, together with available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement.

     4.4 Brokers. BUYER has not agreed to or become obligated to pay, nor has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                               COVENANTS OF SELLER

     SELLER covenants and agrees as follows:

     5.1 Access. Prior to the Closing, SELLER will grant to BUYER or cause to be granted to BUYER and its representatives, employees, counsel and accountants (i) reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of SELLER relating to the Business,
(ii) during normal business hours permit BUYER to make such inspections and to make copies of such books and records as it may reasonably require, and (iii) furnish BUYER with such financial and operating data and other information concerning the Business as BUYER may from time to time reasonably request; provided that such access does not unreasonably interfere with the normal operations of SELLER or the Business, and provided further that all requests for access shall be directed to Bill Hemelt, or such other person as SELLER shall designate from time to time.

     5.2 Ordinary Conduct of the Business. Except as permitted by the terms of this Agreement, from the date hereof to the Closing, SELLER will cause the Business to be conducted in the ordinary course consistent with past practice.
Except as provided in this Agreement, SELLER shall not, without the prior written consent of BUYER:

          (a) sell or otherwise dispose of or abandon any of the Assets, other than de minimis sales, dispositions and abandonments;


          (b) mortgage, lease, license, pledge or grant any security interest in any of the Assets in connection with the borrowing of money or for the deferred purchase of any property; or otherwise permit the imposition of a lien on any of the Assets other than Permitted Liens;

          (c) modify, amend or terminate any of the Contracts or waive, release or assign any material rights or claims with respect to the Business, except in the ordinary course of business and consistent with past practice;

          (d) take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in
Article II not being satisfied, or would make any representation or warranty of SELLER contained herein inaccurate in any respect (subject to any applicable materiality qualifier) at, or as of any time prior to, the Closing Date, or that would materially impair the ability of SELLER or BUYER to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

          (e) engage in any transaction with respect to the Business other than in the ordinary course of business;

          (f) enter into any contract or transaction relating to the purchase of the Assets other than in the ordinary course of business consistent with past practice;

          (g) fail to file, on a timely basis, with appropriate taxing authorities all Tax Returns required to be filed prior to the Closing Date with respect to, or on behalf of, operations of the Business;

          (h) permit any insurance policy identified in the Disclosure Schedule to be cancelled;

          (i) make any express or deemed election for Tax purposes or any offer to settle or compromise or any settlement or compromise of any liability with respect to Taxes; or

          (j) enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

     5.3 Confidential Information. Except as otherwise provided herein, after the Closing Date, SELLER shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or others, all confidential information primarily relating to the Business (the "CONFIDENTIAL INFORMATION"), including, without limitation, "know-how," trade secrets, customer lists, details of client or consultant contracts, pricing policies, marketing plans or strategies, product development techniques or plans, business acquisition plans, designs and design projects, inventions and research projects primarily relating to the Business and the Assets and shall not disclose such Confidential Information to anyone outside of BUYER except with BUYER's express written consent.

     5.4 Notification of Certain Matters.

          (a) From time to time prior to the Closing, SELLER shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made after the execution hereof by BUYER pursuant to this section or otherwise shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement.

          (b) SELLER shall give notice to BUYER promptly after becoming aware of
(i)  the  occurrence  or   non-occurrence  of  any  event  whose  occurrence  or
non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article II to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any failure of SELLER or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (x) the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (y) the failure to give such notice shall not be required from and after the time the party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

     5.5 Shareholders' Meeting.

          (a) In order to consummate the transactions contemplated by this Agreement, SELLER, acting through its Board of Directors, shall, in accordance with applicable law:

               (i) duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the transactions contemplated hereby;

               (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby (the "PROXY Statement") and use its best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its shareholders at the earliest practicable time, provided, however, prior to filing or mailing of the Proxy Statement, SELLER shall allow BUYER to review and make reasonable comments on the Proxy Statement;

               (iii) include in the Proxy Statement the recommendation of the Board that shareholders of SELLER vote in favor of the approval of this Agreement and the transactions contemplated hereby; and

               (iv) use commercially reasonable efforts to solicit from holders of shares of its common stock proxies in favor of the SELLER and shall take all other action necessary or, in the reasonable opinion of SELLER, advisable to obtain approval of the transactions contemplated by this Agreement from shareholders holding at least a majority of the shares entitled to vote.

     5.6 No Solicitation of Competing Transaction.

          (a) SELLER shall not (and SELLER shall cause the officers, directors, employees, representatives and agents of SELLER and each Affiliate of SELLER including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than BUYER, any of its Affiliates or representatives) concerning any Acquisition Proposal. SELLER shall not approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

          (b) Notwithstanding Section 5.6(a) above, SELLER's Board of Directors shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide Acquisition Proposal which SELLER's Board of Directors determines in good faith is more favorable from a financial point of view to SELLER's shareholders than the transactions contemplated by this Agreement (a "SUPERIOR PROPOSAL") so long as: (i) prior to furnishing such information to, or entering into discussions or negotiations with, such a Person, SELLER provides three (3) business days' advance written notice to BUYER to the effect that it is furnishing information to, or entering into discussions or negotiations with, a Person from whom SELLER shall have received an executed confidentiality agreement prior to furnishing such information, (ii) such unsolicited bona fide Superior Proposal is made by a third party that SELLER's Board of Directors determines in good faith has the good-faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Superior Proposal, and (iii) SELLER's Board of Directors, after duly considering the written advice of outside legal counsel to SELLER, determines in good faith that such action is required for SELLER's Board of Directors to comply with its fiduciary duties to shareholders imposed by applicable law.

          (c) Upon execution of this Agreement, SELLER shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and SELLER shall request (or if SELLER has the contractual right to do so, demand) the return of all documents, analyses, financial statements, projections, descriptions and other data previous furnished to others in connection with SELLER's efforts to sell the Assets. SELLER shall immediately notify BUYER of the existence of any proposal or inquiry received by SELLER, including any Superior Proposal, and SELLER shall immediately communicate to BUYER the terms of any proposal or inquiry which SELLER may receive (and shall immediately provide to BUYER copies of any written materials received by SELLER in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

          (d) Except with respect to a Superior Proposal or otherwise in connection with SELLER's Board of Directors compliance with its fiduciary duties to shareholders imposed by applicable law (after SELLER's Board of Directors duly considers the written advice of outside legal counsel and determines in good faith that any such action described in clauses (i), (ii) or (iii) of this paragraph (d) is required for SELLER's Board of Directors to comply with such fiduciary duties), neither SELLER's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to BUYER, the approval by such Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, except as provided in
Article IX, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) authorize SELLER to enter into any agreement with respect to any Acquisition Proposal.

     5.7 Subsequent Actions. If at any time after the Closing, BUYER will consider or be advised that any bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm ownership (of record or otherwise) in BUYER, its right, title or interest in, to or under any or all of the Assets or otherwise to carry out this Agreement, SELLER shall execute and deliver all bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by BUYER in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or Assets in BUYER or otherwise to carry out this Agreement.

     5.8 Taxes. SELLER shall pay any sales, use, transfer or documentary or similar taxes imposed in connection with the sale and delivery of the Assets and rights acquired by BUYER under this Agreement, provided, however, that if SELLER shall pay any sales, use, transfer, or documentary or similar Taxes in connection with the consummation of the sale of SELLER's Assets and notifies BUYER of all facts relating thereto, then to the extent that BUYER (or any affiliate of BUYER) shall realize or obtain any tax deduction, credit or refund allowance attributable to any such Tax payment made by SELLER (each, a "TAX BENEFIT"), BUYER shall remit to SELLER the amount of any such Tax Benefit within 60 days after the close of the taxable year in which such Tax Benefit reduces the amount of Taxes actually paid by the BUYER in such year. Notwithstanding the previous sentence, (i) the determination of the existence and amount of a Tax Benefit shall be made in the sole and absolute discretion of the BUYER, and (ii) BUYER shall under no circumstances be obligated to disclose any information relating to its Taxes to SELLER or any other Person.

     5.9 Procter & Gamble Equipment. Schedule 5.9 sets forth a list of equipment SELLER has agreed, as of the date of this Agreement, to purchase or has determined is necessary to produce the currently expected amount of Procter & Gamble Products. SELLER shall pay for all such equipment. Any such equipment received from any vendor prior to Closing shall be paid by SELLER prior to Closing. Any such equipment received by BUYER from any vendor after Closing

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shall be paid by SELLER upon receipt of an invoice. BUYER shall promptly forward any invoices to SELLER for such equipment upon receipt.

                                   ARTICLE VI

                               COVENANTS OF BUYER

     6.1 Accounts Receivable. BUYER shall promptly forward (but in any event within 10 days of receipt thereof) or cause to be forwarded to SELLER any and all proceeds from accounts receivable relating to the products sold on or prior to the Closing Date that are received by BUYER after the Closing Date and that were outstanding as of the Closing Date.

     6.2 Hiring by BUYER.

          (a) Effective as of the Closing, BUYER may offer employment to those employees of SELLER set forth on Schedule 6.2 (the "EMPLOYEE SCHEDULE") who are actively employed at the Closing (including those employees, if any, on sick leave or short-term leave of absence as of the Closing), on terms and conditions no less favorable in the aggregate than such employees enjoyed as employees of SELLER, but shall not be obligated to hire any employees of SELLER. BUYER agrees that it will provide SELLER with a list of those employees of SELLER to whom BUYER may make offers no later than five (5) days prior to the Closing. Each such employee who accepts BUYER's offer of employment will hereinafter be referred to as a "LISTED EMPLOYEE."

          (b) With respect to employee pension, welfare and fringe benefits provided by BUYER to Listed Employees as of the Closing, BUYER will use commercially reasonable efforts to cause its benefit providers to waive all waiting periods and pre-existing condition requirements under any plans that have any such requirements or restrictions. It being understood that each Listed Employee will accrue vacation days and earn sick days for service following the Closing in accordance with the applicable vacation and sick leave policies of BUYER, as applicable.

          (c) The obligation to pay all benefits, including, without limitation, health, dental, life, accidental death and disability, and related benefits, which are payable to current or former employees of SELLER under the Business Benefit Plans and, in the case of Listed Employees, that arise, are incurred or are based on events that occur on or prior to the Closing (whether or not claims for such benefits are submitted on or prior to the Closing) will remain the responsibility of SELLER. BUYER will be responsible for all benefits that are payable to Listed Employees hired by BUYER under the terms of BUYER's benefit plans and that arise, are incurred or are based on events that occur after the Closing. For purposes of this Section 6.2(c), the term "events" means the item that is the subject matter of the claim (i.e., medical services, layoff, vacation, etc.) but not the condition or injury leading to the filing of the claim. BUYER will not assume or be responsible for any liability in respect of any benefits that are payable at any time to, or in respect of, current or former employees of SELLER not employed by BUYER at any time on or after the Closing.

          (d) From and after the Closing, BUYER shall remain solely responsible for any and all liabilities, claims, and obligations relating to or arising in connection with the requirements of Section 4980B of the Code to provide continuation of health care coverage in respect of the Listed Employees and their covered dependents except to the extent related to a qualifying event on or before the Closing.

          (e) After the Closing, BUYER and SELLER will each provide the other on a continuing basis at no cost to the other such information regarding Listed Employees who are employed by BUYER as the other reasonably requests in order to permit proper administration of benefit plans applicable to such employees; provided, however, that (i) any consents or releases from such Listed Employees, to the extent required by applicable law, must have been obtained, and (ii) provision of such information is not prohibited by applicable law.

     6.3 Tax Treatment of Listed Employees. BUYER and SELLER agree to (i) treat BUYER as a "successor employer" and SELLER as a "predecessor" within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to the Listed Employees, solely for purposes of taxes imposed under the United States Federal Unemployment Tax or the United States Federal Insurance Contributions Act, and
(ii) cooperate with each other to avoid, to the extent reasonably possible, the filing of more than one IRS Form W-2 with respect to each Listed Employee for the calendar year in which the Closing Date occurs.

     6.4 Warehouse Support. For a period of up to six months after the Closing at SELLER's request, BUYER shall provide SELLER Warehouse Support for SELLER's Zicam product at no cost. In addition, BUYER shall provide SELLER office space and office furniture for such period for up to nine (9) people who will remain in the employ of SELLER after the Closing Date. Further, BUYER and SELLER shall cooperate in the use of any information systems purchased by BUYER pursuant to

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
this Agreement, it being specifically acknowledged that SELLER's employees being provided office space by BUYER shall be entitled to use such information systems in a reasonable manner. SELLER shall pay BUYER an allocated portion of rent and other facilities costs based on the percentage of square footage used by SELLER's employees.

                                   ARTICLE VII

                         MUTUAL COVENANTS OF THE PARTIES

     Each of SELLER and BUYER covenants and agrees as follows:

     7.1 Cooperation. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, BUYER and SELLER shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

     7.2 Publicity. Other than as required by the rules and regulations of the SEC as reasonably interpreted by SELLER's counsel in connection with the preparation and distribution of the Proxy Statement, SELLER and BUYER agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by a party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange and except such release on the execution of this Agreement as to be agreed between the parties hereto which release may be made available to the public generally or the trade. SELLER and BUYER agree for a period of three years following the Closing Date to keep the terms of this Agreement confidential, except to the extent reasonably required by applicable law as reasonably interpreted by SELLER's counsel and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons agree to keep the terms of this Agreement confidential).

     7.3 Taxes. All personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between SELLER and BUYER as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the "PRE-CLOSING TAX PERIOD"), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the "POST-CLOSING TAX PERIOD"). SELLER shall be liable for the propor tion-ate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and BUYER shall be liable for the propor tionate amount of such Taxes that is attributable to the Post-Closing Period.

     7.4 Access to Information. After the Closing, upon reasonable notice, BUYER and SELLER agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including records pertinent to the Business) and assistance relating to the Business as are reasonably necessary for financial reporting and accounting matters relating to the Business, the preparation and filing of any tax returns, reports or forms relating to the Business or the defense of any tax claim or assessment relating to the Business, provided, however, that such access and assistance do not unreasonably disrupt the normal operations of BUYER or SELLER.

     7.5 Tax Cooperation. Without duplication of Section 7.4, BUYER and SELLER agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

     7.6 Bulk Sales Waiver. Each party hereto hereby waives compliance by SELLER with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state or political subdivision. SELLER agrees to indemnify and hold BUYER harmless against any and all claims, losses, damages, liabilities (including Tax liabilities), costs and expenses incurred by BUYER or any of its affiliates as a result of any failure to comply with any such "bulk sales," "bulk transfer" or similar laws in connection with this Agreement or the transactions contemplated thereby.

     7.7 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided herein.

     7.8 Rent. All rents and other payments required under the Leases and other payments with respect to the leased Real Property (i.e., utilities) (the "RENT") shall be apportioned between BUYER and SELLER as of the Closing Date based on the number of days in the month included in the period ending with and including the Closing Date (with respect to any such month, the "PRE-CLOSING RENT PERIOD") and the number of days of such month beginning after the Closing Date (with respect to any such month, the "POST-CLOSING RENT PERIOD"). SELLER shall be liable for the proportionate amount of the Rent that is attributable to the Pre-Closing Rent Period and BUYER shall be liable for the proportionate amount of the Rent that is attributable to the Post-Closing Rent Period. Rent proportions shall be based on a 30-day month.

                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1 Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof and after the Closing Date until December 31, 2002 (the "EXPIRATION DATE"), except that (i) the provisions of this Agreement relating to Taxes (including, without limitation,
Section 3.17) shall survive until 90 days after the expiration of all applicable statutes of limitations, and (ii) any covenants or agreements contained herein or made pursuant hereto that by their terms are to be performed after the Closing Date shall survive until fully discharged. No action or proceeding may be brought with respect to any of the representations and warranties unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to have breached such representation or warranty prior to the Expiration Date.

     8.2 Indemnification by SELLER. SELLER shall indemnify BUYER, its Affiliates and each of their respective officers, directors, employees and agents and hold

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
them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("LOSS") suffered, incurred or sustained by any such indemnified party or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any representation or warranty of SELLER (other than a breach of Section 3.10, with any breach of such section to be handled pursuant to Section 8.4) contained in this Agreement that survives the Closing, (ii) any breach of any covenant of SELLER contained in this Agreement and (iii) any failure on the part of SELLER to perform and discharge its liabilities, other than the Assumed Liabilities (the "NON-ASSUMED LIABILITIES"); provided, however, that except with respect to Taxes, SELLER shall not have any liability under clauses (i) and (ii) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which SELLER would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $100,000 (the "BASKET") and then only to the extent that the aggregate of all such losses, liabilities, costs and expenses relating thereto exceeds the Basket; provided further, however, that except with respect to Non-Assumed Liabilities, SELLER's aggregate liability under this Article VIII shall in no event exceed the Purchase Price.

     8.3 Indemnification by BUYER. BUYER shall indemnify SELLER and its respective officers, directors, employees and agents against and hold them harmless from any Loss suffered, incurred or sustained by any such indemnified party or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any representation or warranty of BUYER contained in this Agreement that survives the Closing, (ii) any breach of any covenant of BUYER contained in this Agreement and (iii) any failure on the part of BUYER to perform and discharge the Assumed Liabilities and its other liabilities; provided, however, that, except with respect to the breach (if any) by BUYER of the covenant set forth in the last sentence of Section 1.4, BUYER shall not have any liability under clauses (i) and (ii) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which BUYER would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $100,000 (the "BUYER Basket") and then only to the extent that the aggregate of all such losses, liabilities, costs and expenses thereto exceeds the BUYER Basket; and provided further, however, that except with respect to Assumed Liabilities and its other liabilities, BUYER's aggregate liability under this
Article VIII shall in no event exceed the Purchase Price.

     8.4 Environmental Matters. SELLER shall defend, indemnify and hold harmless BUYER, its agents, representatives and employees for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest,

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
penalties, reasonable attorneys' fees, disbursements and expenses, and reasonable consultants' fees, disbursements and expenses) asserted against, resulting to, imposed on, or incurred by BUYER, directly or indirectly, in connection with: (i) any misrepresentation or breach of any environmental representation or warranty set forth in Section 3.10 of this Agreement; (ii) each and every item listed in Section 3.10 of the Disclosure Schedule; (iii) the Release or threatened Release of any Hazardous Materials (or allegation of same)
(A) prior to the Closing Date on or from any property currently or formerly operated or leased by SELLER or (B) on or from any other property where, prior to the Closing Date, Hazardous Materials are or were (or are or were alleged to be) Released, threatened to be Released, discharged or disposed of in connection with any property currently or formerly operated or leased by SELLER or the business of SELLER, whether or not, in any case, such Release, threatened Release, discharge or disposal was in compliance with Environmental Law; (iv) the violation of any Environmental Law prior to the Closing Date (or allegation of same), by SELLER or any other person in connection with the business of SELLER, or any property currently or formerly operated or leased by SELLER; (v) the installation of any pollution control equipment to the extent that such equipment is required to bring any property operated or leased by SELLER or business of SELLER into compliance with requirements of any Environmental Law as of the Closing Date; and (vi) any Environmental Claim against any person whose liability for such Environmental Claim SELLER has or may have retained or assumed either contractually or by operation of law.

     8.5 Procedures Relating to Indemnification.

          (a) In order for an indemnified party to be entitled to any indemnification provided for under this Article VIII in respect of, arising out of or involving a claim or demand made by any Person, firm, governmental authority or corporation against the indemnified party (a "THIRD-PARTY Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall promptly deliver to the indemnifying party, after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

          (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and,

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
if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof, provided that such counsel is reasonably acceptable to the indemnifying party. If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

     8.6 Exclusive Remedy. BUYER and SELLER each acknowledge and agree that, from and after the Closing, their sole and exclusive remedy, with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, BUYER and SELLER hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action, they may have against each other relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law (including common law), ordinance, rule or regulation or otherwise, except for claims arising from fraud.

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
                                   ARTICLE IX

                                   TERMINATION

     9.1 Bases  for  Termination.  Anything  contained  herein  to the  contrary
notwithstanding,   this  Agreement  may  be  terminated  and  the   transactions
contemplated hereby abandoned at any time prior to the Closing Date:

          (a) by mutual written consent of SELLER and BUYER;

          (b) by BUYER if any of the conditions set forth in Section 2.2 shall have become incapable of fulfillment, and shall not have been waived by BUYER;

          (c) by SELLER if any of the conditions set forth in Section 2.3 shall have become incapable of fulfillment, and shall not have been waived by SELLER;

          (d) by BUYER or SELLER if the Closing does not occur on or prior to August 1, 2001; or

          (e) by BUYER if the SELLER's Board of Directors shall have withdrawn, modified or changed in a manner adverse to BUYER its approval or recommendation of this Agreement or the transactions contemplated hereby or shall have approved or recommended an Acquisition Proposal or shall have executed an agreement in principle or a definitive agreement relating to an Acquisition Proposal or similar business combination with a Person other than BUYER or its Affiliates. provided, however, that the party seeking termination pursuant to clause (b),
(c) or (d) is not in breach of any of its representations, warranties, covenants, or agreements contained in this Agreement.

     9.2 Notice of Termination. In the event of termination by SELLER or BUYER pursuant to this Article IX, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

     9.3 Effect of Termination. (a) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article IX, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 7.7 relating to expenses, (b) Section 7.2 relating to publicity,

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
          (c) Sections 3.19 and 4.4 relating to finders' fees and brokers' fees,
(d) Section 5.3 relating to Confidential Information and (e) this Section 9.3. Nothing in this Article IX shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

          (b) If (i) BUYER exercises its right to terminate this Agreement under
Section 9.1(e) or (ii) SELLER unilaterally terminates this Agreement for any reason other than those specifically set forth in Section 9.1(c) or 9.1(d), SELLER shall pay BUYER $500,000. Such payment shall be payable in same-day funds, as liquidated damages and not as a penalty to reimburse BUYER for its time, expense and lost opportunity costs of pursuing the transactions contemplated by this Agreement, and, in the case of clause (i) shall be made upon consummation of the transaction relating to such Acquisition Proposal and in the case of clause (ii) shall be made the next business day after any such termination.

          (c) If BUYER unilaterally terminates this Agreement for any reason other than those specifically set forth in Section 9.1(b), 9.1(d) or 9.1(e), BUYER shall pay to SELLER $500,000. Such payment shall be payable in same-day funds, as liquidated damages and not as a penalty to reimburse SELLER for its time, expense and lost opportunity costs of pursuing the transactions contemplated by this Agreement, and shall be made the next business day after any such termination.

          (d) BUYER and SELLER each acknowledge that the agreements contained in Sections 9.3(b) and 9.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not have entered into this Agreement; accordingly, if BUYER fails to promptly pay the amount due pursuant to Section 9.3(c) or SELLER fails to promptly pay the amount due pursuant to Section 9.3(b), and in either case, in order to obtain such payment, BUYER or SELLER, as the case may be, commences a suit which results in a judgment against the other for the fee set forth in Section 9.3(b) or 9.3(c), the party who must pay such fee shall also pay to the other its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amount owed at the prime rate of Bank of America, N.A., in effect from time to time during such period.

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
                                    ARTICLE X

                               GENERAL PROVISIONS

     10.1 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by BUYER or SELLER (including by operation of law in connection with a merger, or sale of substantially all the assets, of BUYER or SELLER) without the prior written consent of each of the other parties hereto.

     10.2 No Third-Party Beneficiaries. Except for Persons entitled to indemnification under Article VIII hereof, this Agreement is for the sole benefit of the parties hereto, and nothing herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

     10.3 Amendments; Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

     10.4 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     10.5 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when delivered by hand or telecopied, three days after mailing (one business day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows:

     (i)  If to SELLER:

          Gum Tech International, Inc.
          246 East Watkins Street
          Phoenix, Arizona  85004
          Attention: President

          with a copy to:

          Snell & Wilmer L.L.P.
          One Arizona Center
          Phoenix, Arizona 85004
          Attention: Sam Cowley

     (ii) if to BUYER:


          Wm. Wrigley Jr. Company
          410 North Michigan Avenue
          Chicago, Illinois 60611
          Attention: Howard Malovany

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom (Illinois)
          333 West Wacker Drive, Suite 2100
          Chicago, Illinois 60606
          Attention: William R. Kunkel

     10.6 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     10.8 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

     10.10 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersedes all prior agreements and understandings relating to such subject matter.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                    GUM TECH INTERNATIONAL, INC.


                                    By:
                                           -------------------------------------
                                    Name:
                                    Title:


                                    WM. WRIGLEY JR. COMPANY


                                    By:    /s/ William Wrigley Jr.
                                           -------------------------------------
                                    Name:  William Wrigley Jr.
                                    Title: President & Chief Executive Officer

         LIST OF EXHIBITS AND SCHEDULES TO THE ASSET PURCHASE AGREEMENT

Exhibit 1.1(a) -         List of assets to be  purchased by and  transferred  to
                         Wrigley.
Exhibit 1.1(b) -         List of assets that will not be transferred to Wrigley.
Exhibit 1.1(c) -         List  of   intellectual   property  that  will  not  be
                         transferred to Wrigley.
Exhibit 1.1(d) -         List  of  products   to  be  produced   under  a  Joint
                         Development   Agreement  with  a  major   manufacturing
                         company.
Exhibit 1.1(e) -         Describes the  shipping,  receiving,  warehousing,  and
                         re-packaging  support that Wrigley agrees to provide to
                         the Company.
Exhibit 1.4 -            List of the liabilities that Wrigley will assume.
Exhibit 2.1(a)(i) -      Wire transfer instructions.
Exhibit 2.1(a)(ii) -     Assumption  Agreement  under  which  Wrigley  agrees to
                         assume,  pay,  perform and  discharge  certain  assumed
                         liabilities.
Exhibit 2.1(a)(iii) -    Royalty Agreements  including providing for the payment
                         of royalties to the Company from future sales,  if any,
                         of certain designated gum products.
Exhibit 2.1(a)(iv) -     Securities  Purchase Agreement under which Wrigley will
                         purchase  200,000 shares of the Company's  common stock
                         at closing.
Exhibit 2.1(a)(v) -      Manufacturing  Agreement under which Wrigley has agreed
                         to  manufacture  non-tobacco  nicotine gum on behalf of
                         the Swedish Match joint venture.
Exhibit 2.1(b)(i) -      Bill of Sale.

     A copy of each exhibit will be provided to the Securities and Exchange Commission upon request made to the Company.